UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)


                             ARCH CAPITAL GROUP LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMOM SHARES, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    011576290
--------------------------------------------------------------------------------
                                 (CUSIP Number)
--------------------------------------------------------------------------------


                             SCOTT A. ARENARE, ESQ.
                               WARBURG PINCUS LLC
                              466 LEXINGTON AVENUE
                               NEW YORK, NY 10017
                                 (212) 878-0600
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                 WITH A COPY TO:
--------------------------------------------------------------------------------

                           ANDREW R. BROWNSTEIN, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                               51 WEST 52ND STREET
                               NEW YORK, NY 10019
                                 (212) 403-1000


                                   May 3, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [_].


                             Page 1 of 14 Pages

-----------------------                                   ----------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 2 of 14 Pages
-----------------------                                   ----------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    Warburg Pincus (Bermuda) Private Equity VIII, L.P.
                    I.R.S. IDENTIFICATION NO.  13-4194502
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                     WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                          |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                     BERMUDA
--------------------------------------------------------------------------------
               7
                   SOLE VOTING POWER
                         9,439,403
  NUMBER OF
              ------------------------------------------------------------------
               8
   SHARES          SHARED VOTING POWER
                         -0-
BENEFICIALLY
              ------------------------------------------------------------------
               9
  OWNED BY         SOLE DISPOSITIVE POWER
                         9,439,403
    EACH
              ------------------------------------------------------------------
               10
  REPORTING        SHARED DISPOSITIVE POWER
                         -0-
 PERSON WITH
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         9,439,403
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                      |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    12.8%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    PN
--------------------------------------------------------------------------------

-----------------------                                   ----------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 3 of 14 Pages
-----------------------                                   ----------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    Warburg Pincus (Bermuda) International Partners, L.P.
                    I.R.S. IDENTIFICATION NO.  13-4194501
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                          |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    BERMUDA
--------------------------------------------------------------------------------
               7
                   SOLE VOTING POWER
                         9,065,034
  NUMBER OF
              ------------------------------------------------------------------
               8
   SHARES          SHARED VOTING POWER
                         -0-
BENEFICIALLY
              ------------------------------------------------------------------
               9
  OWNED BY         SOLE DISPOSITIVE POWER
                         9,065,034
    EACH
              ------------------------------------------------------------------
               10
  REPORTING        SHARED DISPOSITIVE POWER
                         -0-
 PERSON WITH
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          9,065,034
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                      |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    12.3%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    PN
--------------------------------------------------------------------------------

-----------------------                                   ----------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 4 of 14 Pages
-----------------------                                   ----------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    Warburg Pincus Netherlands International Partners I, C.V. I.R.S. IDENTIFICATION NO. 13-4133834
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                          |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    THE NETHERLANDS
--------------------------------------------------------------------------------
               7
                   SOLE VOTING POWER
                         377,708
  NUMBER OF
              ------------------------------------------------------------------
               8
   SHARES          SHARED VOTING POWER
                         -0-
BENEFICIALLY
              ------------------------------------------------------------------
               9
  OWNED BY         SOLE DISPOSITIVE POWER
                         377,708
    EACH
              ------------------------------------------------------------------
               10
  REPORTING        SHARED DISPOSITIVE POWER
                         -0-
 PERSON WITH
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          377,708
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                      |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Less than 1%.
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    PN
--------------------------------------------------------------------------------

-----------------------                                   ----------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 5 of 14 Pages
-----------------------                                   ----------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    Warburg Pincus Netherlands International Partners II, C.V. I.R.S. IDENTIFICATION NO. 13-41333841
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                          |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    THE NETHERLANDS
--------------------------------------------------------------------------------
               7
                   SOLE VOTING POWER
                         -0-
  NUMBER OF
              ------------------------------------------------------------------
               8
   SHARES          SHARED VOTING POWER
                         -0-
BENEFICIALLY
              ------------------------------------------------------------------
               9
  OWNED BY         SOLE DISPOSITIVE POWER
                          -0-
    EACH
              ------------------------------------------------------------------
               10
  REPORTING        SHARED DISPOSITIVE POWER
                         -0-
 PERSON WITH
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           -0-
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                      |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.0%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    PN
--------------------------------------------------------------------------------

-----------------------                                   ----------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 6 of 14 Pages
-----------------------                                   ----------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    Warburg Pincus (Bermuda) Private Equity Ltd.
                    I.R.S. IDENTIFICATION NO.  01-0569187
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                          |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    BERMUDA
--------------------------------------------------------------------------------
               7
                   SOLE VOTING POWER
                         9,439,403
  NUMBER OF
              ------------------------------------------------------------------
               8
   SHARES          SHARED VOTING POWER
                         -0-
BENEFICIALLY
              ------------------------------------------------------------------
               9
  OWNED BY         SOLE DISPOSITIVE POWER
                         9,439,403
    EACH
              ------------------------------------------------------------------
               10
  REPORTING        SHARED DISPOSITIVE POWER
                         -0-
 PERSON WITH
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          9,439,403
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                      |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    12.8%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    CO
--------------------------------------------------------------------------------

-----------------------                                   ----------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 7 of 14 Pages
-----------------------                                   ----------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    Warburg Pincus (Bermuda) International Ltd.
                    I.R.S. IDENTIFICATION NO.  01-0569166
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                          |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    BERMUDA
--------------------------------------------------------------------------------
               7
                   SOLE VOTING POWER
                         9,065,034
  NUMBER OF
              ------------------------------------------------------------------
               8
   SHARES          SHARED VOTING POWER
                         -0-
BENEFICIALLY
              ------------------------------------------------------------------
               9
  OWNED BY         SOLE DISPOSITIVE POWER
                         9,065,034
    EACH
              ------------------------------------------------------------------
               10
  REPORTING        SHARED DISPOSITIVE POWER
                         -0-
 PERSON WITH
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          9,065,034
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                      |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    12.3%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    CO
--------------------------------------------------------------------------------

-----------------------                                   ----------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 8 of 14 Pages
-----------------------                                   ----------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    Warburg, Pincus & CO.
                    I.R.S. IDENTIFICATION NO.  13-6358475
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                          |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    NEW YORK
--------------------------------------------------------------------------------
               7
                   SOLE VOTING POWER
                        377,708
  NUMBER OF
              ------------------------------------------------------------------
               8
   SHARES          SHARED VOTING POWER
                         -0-
BENEFICIALLY
              ------------------------------------------------------------------
               9
  OWNED BY         SOLE DISPOSITIVE POWER
                         377,708
    EACH
              ------------------------------------------------------------------
               10
  REPORTING        SHARED DISPOSITIVE POWER
                         -0-
 PERSON WITH
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          377,708
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                      |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    Less than 1%.
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    CO
--------------------------------------------------------------------------------

-----------------------                                   ----------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 9 of 14 Pages
-----------------------                                   ----------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    Warburg Pincus Partners, LLC
                    I.R.S. IDENTIFICATION NO.  13-4069737
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                          |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    NEW YORK
--------------------------------------------------------------------------------
               7
                   SOLE VOTING POWER
                        377,708
  NUMBER OF
              ------------------------------------------------------------------
               8
   SHARES          SHARED VOTING POWER
                         -0-
BENEFICIALLY
              ------------------------------------------------------------------
               9
  OWNED BY         SOLE DISPOSITIVE POWER
                         377,708
    EACH
              ------------------------------------------------------------------
               10
  REPORTING        SHARED DISPOSITIVE POWER
                         -0-
 PERSON WITH
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          377,708
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                      |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    Less than 1%.
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    CO
--------------------------------------------------------------------------------

-----------------------                                   ----------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 10 of 14 Pages
-----------------------                                   ----------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    Warburg Pincus LLC
                    I.R.S. IDENTIFICATION NO.  13-3536050
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                          |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    NEW YORK
--------------------------------------------------------------------------------
               7
                   SOLE VOTING POWER
                         18,882,145
  NUMBER OF
              ------------------------------------------------------------------
               8
   SHARES          SHARED VOTING POWER
                         -0-
BENEFICIALLY
              ------------------------------------------------------------------
               9
  OWNED BY         SOLE DISPOSITIVE POWER
                         18,882,145
    EACH
              ------------------------------------------------------------------
               10
  REPORTING        SHARED DISPOSITIVE POWER
                         -0-
 PERSON WITH
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    18,882,145
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                      |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    25.6%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    OO
--------------------------------------------------------------------------------

-----------------------                                   ----------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 11 of 14 Pages
-----------------------                                   ----------------------


         Reference is made to the Statement on Schedule 13D filed on November 20, 2001, as amended by Amendment No. 1 thereto filed September 20, 2002 and Amendment No. 2 thereto filed December 18, 2002 (as so amended, the "Schedule 13D"), on behalf of Warburg Pincus (Bermuda) Private Equity VIII, L.P., a limited partnership organized under the laws of Bermuda ("WP VIII Bermuda"), Warburg Pincus (Bermuda) International Partners, L.P., a limited partnership organized under the laws of Bermuda ("WPIP Bermuda"), Warburg Pincus Netherlands International Partners I, C.V., a limited partnership organized under the laws of The Netherlands ("WPIP Netherlands I"), Warburg Pincus Netherlands International Partners II, C.V., a limited partnership organized under the laws of The Netherlands ("WPIP Netherlands II", and together with WP VIII Bermuda, WPIP Bermuda and WPIP Netherlands I, the "Investors"), Warburg Pincus (Bermuda) Private Equity Ltd., a company organized under the laws of Bermuda ("WP VIII Bermuda Ltd."), Warburg Pincus (Bermuda) International Ltd., a company organized under the laws of Bermuda ("WPIP Bermuda Ltd."), Warburg, Pincus & Co., a New York general partnership ("WP"), Warburg Pincus LLC, a New York limited liability company ("WP LLC"), and Warburg Pincus Partners, LLC, a New York limited liability company ("WPP LLC"). Charles R. Kaye and Joseph P. Landy are Managing Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. The Investors, together with WP VIII Bermuda Ltd., WPIP Bermuda Ltd., WP, WP LLC and WPP LLC, are referred to herein as the "Reporting Persons". All capitalized terms used without definition in this Amendment No. 3 to Schedule 13D shall have the meanings set forth in the
Schedule 13D.

        This Amendment No. 3 to Schedule 13D amends the Schedule 13D as follows.

ITEM 5.     Interest in Securities of the Issuer.
------------------------------------------------

Item 5 of the Schedule 13D is hereby amended and supplemented by adding the following:

         Effective as of December 31, 2004, WPIP Netherlands II assigned all its assets and liabilites to WPIP Netherlands I and WPIP Netherlands I became the beneficial owner of the Common Shares of the Company theretofore beneficially owned by WPIP Netherlands II.

         On December 30, 2005, the Reporting Persons converted an aggregate of 20,906,560 Series A Convertible Preference Shares of the Company into an equal number of Common Shares of the Company.

         On May 3, 2006, the Reporting Persons distributed an aggregate of 4,028,333 Common Shares of the Company to their limited and general partners.

         As of May 5, 2006, the Investors collectively beneficially owned an aggregate of 18,882,145 Common Shares which represent approximately 25.6% of the outstanding Common Shares based on 73,822,670 Common Shares outstanding as of March 14, 2006. By reason of its relationship with the Investors, under Rule 13d-3 under the Exchange Act, WP may be deemed to beneficially own all of the Common Shares that are beneficially owned by WPIP Netherlands I and WP LLC may be deemed to own beneficially all of the Common Shares that are beneficially owned by the Investors.

-----------------------                                   ----------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 12 of 14 Pages
-----------------------                                   ----------------------


Each Investor exercises voting power and dispositive power over its holdings of such shares through its respective general partner, which, in turn, acts through its respective general partner.

-----------------------                                   ----------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 13 of 14 Pages
-----------------------                                   ----------------------


                                   SIGNATURES

        After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


 Dated: May 5, 2006



                              WARBURG PINCUS (BERMUDA)
                                   PRIVATE EQUITY VIII, L.P.

                              By:  Warburg Pincus (Bermuda) Private Equity
                                     Ltd., Its General Partner

                              By:  /s/ Scott A. Arenare
                                   --------------------------------------------
                                   Name:  Scott A. Arenare
                                   Title: Authorized Signatory


                              WARBURG PINCUS (BERMUDA)
                                   INTERNATIONAL PARTNERS, L.P.

                              By:  Warburg Pincus (Bermuda) International Ltd.,
                                     Its General Partner

                              By:  /s/ Scott A. Arenare
                                   --------------------------------------------
                                   Name:  Scott A. Arenare
                                   Title: Authorized Signatory


                              WARBURG PINCUS NETHERLANDS
                                   INTERNATIONAL PARTNERS I, C.V.

                              By:  Warburg, Pincus & Co.,
                                     General Partner

                              By:  /s/ Scott A. Arenare
                                   --------------------------------------------
                                   Name:  Scott A. Arenare
                                   Title: Partner

-----------------------                                   ----------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 14 of 14 Pages
-----------------------                                   ----------------------


                              WARBURG PINCUS NETHERLANDS
                                   INTERNATIONAL PARTNERS II, C.V.

                              By:  Warburg, Pincus & Co.,
                                     General Partner

                              By:  /s/ Scott A. Arenare
                                   --------------------------------------------
                                   Name:  Scott A. Arenare
                                   Title: Partner


                              WARBURG PINCUS (BERMUDA)
                                   PRIVATE EQUITY LTD.

                              By:  /s/ Scott A. Arenare
                                   --------------------------------------------
                                   Name:  Scott A. Arenare
                                   Title: Authorized Signatory


                              WARBURG PINCUS (BERMUDA)
                                   INTERNATIONAL LTD.

                              By:  /s/ Scott A. Arenare
                                   --------------------------------------------
                                   Name:  Scott A. Arenare
                                   Title: Authorized Signatory


                              WARBURG, PINCUS & CO.

                              By:  /s/ Scott A. Arenare
                                   --------------------------------------------
                                   Name:  Scott A. Arenare
                                   Title: Partner


                              WARBURG, PINCUS PARTNERS LLC

                              By:  /s/ Scott A. Arenare
                                   --------------------------------------------
                                   Name:  Scott A. Arenare
                                   Title: Managing Director


                              WARBURG PINCUS LLC

                              By:  /s/ Scott A. Arenare
                                   --------------------------------------------
                                   Name:  Scott A. Arenare
                                   Title: Managing Director